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                                                                       Exhibit 1

                                 GPC Biotech AG
                               Martinsried/Planegg


Securities Identification Number 585 150

Publication pursuant to Section 25, Subsection 1 of the German Securities Trading Act

Mr. Roland Oetker, Konigsallee 20, 40212 Dusseldorf, informed us on November 15, 2004, pursuant to Section 21, Subsections 1 and 22, Paragraph 1 (1) of the German Securities Trading Act, that on November 12, 2004, his share ownership in GPC Biotech AG exceeded the threshold of 5% and is now 5.2%.

The shares are attributable to Mr. Oetker pursuant to Section 22, Subsection 1
(1) of the German Securities Trading Act.

Mr. Oetker also notified us on behalf of ROI Verwaltungsgesellschaft mbH, Konigsallee 20, 40212 Dusseldorf, pursuant to Section 21, Subsection 1 of the German Securities Trading Act, that its share ownership in GPC Biotech AG exceeded the threshold of 5% and is now 5.2%.


Martinsried/Planegg, November 19, 2004



GPC Biotech AG
The Management Board